Exhibit 5.1

June 28, 2024

Holdco Nuvo Group D.G Ltd.

94 Yigal Alon St.

Tel Aviv, Israel 6789155

Israel

Re: Holdco Nuvo Group D.G Ltd.

Ladies and Gentlemen:

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement (as defined below).

We have acted as Israeli counsel to Holdco Nuvo Group D.G Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a registration statement on Form F-1 (the “Registration Statement”) that relates to (A) the issuance by the by the Company of (A)(i) 12,642,940 ordinary shares of the Company, no par value (the “Ordinary Shares”), that may be issued upon exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 (the “Public Warrant Shares”) and (ii) 580,500 Ordinary Shares that may be issued upon exercise of warrants issued to LAMF SPAC Holdings I LLC, and its transferees to purchase Ordinary Shares at an exercise price of $11.50 (the “Private Placement Warrant Shares”); and (B) the offer and sale from time to time by the securityholders named in the prospectus, or their permitted transferees of up to (i) 14,522,610 Ordinary Shares issued pursuant to the terms of the Business Combination Agreement (including Ordinary Shares issued or issuable upon the exercise of any other equity security issued pursuant to the terms of the Business Combination Agreement) as required pursuant to the Registration Rights Agreement and Ordinary Shares outstanding immediately after the Closing Date of the Business Combination (the “Business Combination Shares”), (ii) 580,500 Ordinary Shares underlying Private Placement Warrants which were originally issued by LAMF and automatically converted into warrants to purchase Ordinary Shares on the closing of the Business Combination (the “LAMF Warrant Shares”), (iii) 3,823,529 Ordinary Shares issued to the Interim Financing Investors pursuant to the Interim Financing Agreements (the “Interim Financing Shares”), (iv) 1,706,801 Ordinary Shares available for issuance upon conversion of the Bridge Financing Notes pursuant to the Bridge Financing (the “Bridge Financing Shares”), (v) 397,062 Ordinary Shares underlying the Bridge Financing warrants (the “Bridge Financing Warrant Shares”) and (vi) 1,050,000 Ordinary Shares that may become issuable pursuant to the Roth Addendum (the “Roth Addendum Shares”).

This opinion is rendered pursuant to Item 8(a) of Form F-1 promulgated by the United States Securities and Exchange Commission (the “SEC”) and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) the Prospectus , (iii) the articles of association of the Company, as currently in effect (the “Articles”); (iv) resolutions of the board of directors (the “Board”) of the Company which have heretofore been approved and relate to the Registration Statement, the Prospectus and other actions to be taken in connection with the Offering; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Public Warrant Shares, the Private Placement Warrant Shares, the LAMF Warrant Shares, the Bridge Financing Warrant Shares, and the Roth Addendum Shares have been duly authorized, and when issued and delivered against payment therefor (if applicable) pursuant to their terms, will be validly issued fully paid and non-assessable, and (ii) the Business Combination Shares and the Interim Financing Shares, have been duly authorized, and are validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and, if applicable, “Enforceability of Civil Liabilities and Agent of Civil Liabilities and Agent for Services of Process in the United States” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours, /s/ Meitar, Law Offices Meitar, Law Offices